Exhibit 10.21

Diplomat Pharmacy Inc.

Summary of Non-Employee Director Compensation Program

(Effective December 2015)

The following table sets forth the compensation program for non-employee directors:

Annual cash retainer:
Board	$50,000
Additional cash retainer:
Audit Committee-Chair	$10,000
Annual grant of restricted stock (grant date fair value)	$75,000

In addition, the Company reimburses expenses associated with attendance at Board meetings for all directors.

Restricted Stock. Each non-employee director will be paid the annual grant of restricted stock as of the annual meeting of shareholders. Notwithstanding the foregoing, the initial restricted stock grant for a new non-employee director appointed other than at the annual meeting of shareholders shall be made as of the date of initial appointment, having a pro rata grant date fair value as determined by the Board or the Compensation Committee.

The restricted stock vests in full on the first anniversary of the grant date or earlier upon a change of control of the Company, subject to the director’s continued service to the Company through such vesting date. Except as set forth in the prior sentence, the restricted stock will be forfeited in the event of termination of service prior to the vesting date. During the restricted period, the restricted stock entitles the participant to all of the rights of a shareholder, including the right to vote the shares and the right to receive any dividends thereon. Prior to the end of the restricted period, restricted stock generally may not be sold, assigned, pledged, or otherwise disposed of or hypothecated by participants.